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[Farm Bureau letterhead]


                                                          April 25, 2003



Farm Bureau Life Insurance Company
5400 University Avenue
West Des Moines, Iowa 50266

Gentlemen:

This opinion is furnished in connection with the registration by Farm Bureau Life Insurance Company of a flexible premium last survivor variable life insurance policy ("Policy") under the Securities Act of 1933, as amended. The prospectus included in Post-Effective Amendment No. 7 to the Registration Statement on Form N-6 (File No. 333-31444) describes the Policy. I have provided actuarial advice concerning the preparation of the policy form described in the Registration Statement, and I am familiar with the Registration Statement and exhibits thereto.

It is my professional opinion that the fees and charges deducted under the Policy, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by the insurance company.

I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 7 to the Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus.

                                    Sincerely,

                                    /s/ Christopher G. Daniels

                                    Christopher G. Daniels, FSA, MAAA
                                    Life Product Development and Price Vice
                                    President
                                    Farm Bureau Life Insurance Company